FOR IMMEDIATE RELEASE

Contact:      Carol DiRaimo, Vice President of Investor Relations
              (913) 967-4109

           Applebee's International Reports February Comparable Sales

OVERLAND PARK, KAN., February 28, 2007 -- Applebee's International, Inc. (Nasdaq:APPB) today reported comparable sales for the four-week period ended February 25, 2007.

System-wide domestic comparable sales decreased 4.0 percent for the February period, and comparable sales for domestic franchise restaurants decreased 3.9 percent. Comparable sales for company restaurants decreased 4.3 percent, reflecting a decrease in guest traffic of between 5.5 and 6.0 percent, combined with a higher average check. The negative impact of more severe winter weather this year on February system-wide comparable sales is estimated to be
approximately  1.5  to  2.0  percent,   with  company  restaurants  affected  by
approximately 0.5 to 1.0 percent and franchise restaurants affected by approximately 2.0 to 2.5 percent.

System-wide domestic comparable sales for the quarter-to-date period through February (eight weeks) have decreased 4.9 percent, with company and domestic franchise restaurant comparable sales down 5.4 percent and 4.7 percent, respectively.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of February 25, 2007, there were 1,942 Applebee's restaurants operating system-wide in 49 states, 16 international countries, and one U.S. territory. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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